Exhibit 10.14

Tops Markets, LLC

6363 Main Street

Williamsville, New York 14221

August 20, 2014

Frank Curci

8968 Connemara Lane

Clarence Center, NY 14032

Dear Frank:

This agreement confirms the terms of your employment for as long as you are employed by Tops Markets, LLC (“Tops Markets”) or any of its affiliates (together, the “Company”).

1. General

During the term of your employment, you will serve as Chairman of the Board, President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Subject to the direction and supervision of the Board and the Company’s policies in effect from time to time, you will have supervision and control over, and responsibility for, such management and operational functions of the Company as are normally assigned to a person in such position or as may reasonably change from time to time, and shall have such other powers and duties as may from time to time be prescribed by the Board, consistent with the duties and authorities normally afforded to a chief executive officer of a company of the general size and type of the Company.

For so long as you are employed by the Company, excluding any periods of vacation and disability leave to which you are entitled, you will devote your full business time and efforts, to the best of your ability, experience and talent, to the business and affairs of the Company. You shall not be a member of the board of directors or other comparable governing body of any other for-profit entity, or be employed by or act as a consultant to, or otherwise directly or indirectly engage in any other business activity on behalf of any other entity, in each case, without the prior written consent of the Company.

2. Compensation

In addition to your annual base salary as set by the Board from time to time (“Annual Base Salary”), for so long as you are employed by the Company, you will be eligible to receive an annual cash bonus (the “Annual Bonus”) in a target amount equal to 100% of your Annual Base Salary, determined and payable under and in accordance with the General Management Incentive Plan of the Company as in effect from time to time.

3. Benefits

For so long as you are employed by the Company, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executives of the Company. You will also be eligible for participation in all welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company.

You will be entitled to receive reimbursement for all reasonable and documented out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

For so long as you are employed by the Company, the Company shall provide you with the use of an automobile in accordance with the Company’s policies.

For so long as you are employed by the Company, you will be entitled to holidays and four weeks paid vacation in accordance with the policies of the Company applicable to other senior executives of the Company generally.

Your employment with the Company will be “at-will,” and you understand that either the Company or you may terminate your employment at any time, with or without Cause (as defined below), with no prior notice. No course of action typically followed by the Company, oral statement by any agent of the Company or statement in any benefits or policy manual or similar document describing the Company’s policies or procedures shall eliminate or limit the Company’s right to terminate your employment at any time, with or without Cause, unless such statement is in writing, is signed by an officer of the Company, and explicitly states that it is the intention to change your at-will employment into an employment for a term of years.

4. Termination

a. If your employment with the Company is terminated without Cause (other than by reason of your death or Disability (as defined below) or voluntary resignation), the Company will provide you with the following severance payments and/or benefits:

(i) (A) on the date on which you would have received the next installment of your Annual Base Salary following the date on which such termination is effective (the “Termination Date”) had you then been employed by the Company, the Company will pay you a lump sum in the amount of your accrued but unpaid Annual Base Salary through the Termination Date, and (B) within 45 days of the Termination Date, the Company will pay you a lump sum in the amount of any unpaid reimbursable expenses and any unpaid amounts to which you are entitled to be paid by the Company pursuant to any of the Company’s welfare benefit plans or programs in which you participated while you were employed by the Company (in the manner and in accordance with the terms of such plans and programs, in each case through the Termination Date) (“Accrued Obligations”);

(ii) subject to Section 5a. below, the Company will make a payment to you equal to two times your Annual Base Salary as of the Termination Date. Such amount shall be paid in a lump sum, less appropriate deductions for federal and state withholding, FICA and Medicare contributions;

(iii) subject to Section 5a. below, the Company will make a payment to you equal to the amount of your target Annual Bonus for the year in which the Termination Date occurs, prorated for the number of whole months you were employed during such year. Such amount shall be paid in a lump sum, less appropriate deductions for federal and state tax withholding, FICA and Medicare contributions;

(iv) subject to Section 5a. below, the Company will make a payment to you equal to two times the amount of your target Annual Bonus for the year in which the Termination Date occurs. Such amount shall be payable in a lump sum, less appropriate deductions for federal and state tax withholding, FICA and Medicare contributions; and

(v) subject to Section 5a. below, the Company will make a payment to you equal to the economic equivalent of eighteen months of the employee portion of the cost of continued medical, dental and vision coverage pursuant to COBRA (defined below) under the Company’s health and dental plans in which you or your covered family members are participating on the Termination Date, and in which you are eligible to continue participating under COBRA (the “Medical Payment”), payable in a lump sum, less appropriate deductions for federal, state tax withholding, FICA and Medicare contributions.

For purposes of this subparagraph (v) your Termination Date is a “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). As such, if you or your covered family members elect to continue coverage under the Company’s health and dental plans, the maximum COBRA coverage period will begin on this date.

b. If your employment is terminated by the Company with Cause or by you for any reason, then the Company shall have no further payment obligations to you other than (i) for payment of the Accrued Obligations, and (ii) as otherwise required under COBRA.

c. If your employment is terminated due to your death or Disability (as defined below), the Company shall have no further payment obligations to you (or your legal representative, as applicable) other than for: (i) payment of the Accrued Obligations; (ii) payment equal to the amount of your target Annual Bonus for the year in which the death or Disability occurs, prorated for the number of whole months you were employed during such year, subject to paragraph 5a below; (iii) continuance of benefits under the Company’s welfare benefit plans in which you or your covered family members are participating through the Termination Date; and (iv) as otherwise required under COBRA.

d. As used herein, the term “Cause” means (i) the willful failure by you to perform such duties as are reasonably requested by the Board, and such failure shall have continued for a period of ten (10) days after the Board gives written notice to you specifying such failure, (ii) the failure by you to observe material Company policies generally applicable to employees of the Company, (iii) gross negligence or willful misconduct by you in the performance of your duties as an employee of the Company, (iv) the commission by you of any act of fraud, theft or financial dishonesty with respect to the Company, (v) your indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (vi) breach of any material provision of this agreement or any other agreements with the Company, (vii) your failure to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit you to continue employment in the ordinary course with the Company, (viii) any act or omission by you that is materially injurious (financially or otherwise) to the Company or its reputation, (ix) your chronic absenteeism or (x) the use of alcohol in the workplace, including being under the influence of alcohol in the workplace, or any illegal drug use by you. The Board shall determine whether Cause for termination exists.

e. As used herein, the term “Disability” means your incapacity due to physical or mental illness that (i) shall have prevented you from performing your duties for the Company on a full-time basis for more than 180 days, or (ii) (x) the Board determines is likely to prevent you from performing such duties for such a 180-day period and (y) 30 days have elapsed since delivery to you of the Board’s determination and you have not resumed such performance (in which case the Termination Date in the case of a termination for “Disability” pursuant to this clause (ii) shall be deemed to be the last day of such 30-day period).

5. Termination Obligations

a. The Company’s obligations to make any payments hereunder in respect of any termination of your employment, other than payment of the Accrued Obligations, will be conditioned upon your execution and delivery of a customary general release in form and substance satisfactory to the Company (the “Release”). Payment of any severance payment or benefit (other than Accrued Obligations) will be made as soon as practicable, but no later than 60 days, after your Termination Date, provided (i) you have executed and submitted the Release; (ii) the statutory period, if any, during which you are entitled to revoke the Release has expired; and (iii) for any amounts subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) if the 60-day period begins in one calendar year and ends in the subsequent calendar year, payment will be made in the subsequent calendar year. Subject to your execution and delivery of the Release in accordance with this paragraph, in no event shall any lump sum payable to you under this agreement be paid later than March 15th of the year following the year in which the Termination Date occurs.

b. Upon termination of your employment hereunder, you shall return any and all of the Company’s property, including, without limitation, all computers and other electronic devices, automobiles, keys, credit cards, identification tags, documents, files, memoranda, notes, plans, records, reports, computer software and other documents and data (and copies thereof), regardless of format, which you may then possess or have under your control.

c. Notwithstanding anything to the contrary contained herein, upon termination of your employment for any reason, you shall be deemed to have given the Company notice of your resignation from any and all positions as officer of the Company and as member of the Board or other similar governing body of the Company, to the extent applicable.

d. Following the Termination Date, you shall, to the extent reasonably requested by the Company, and except as may be required by applicable law, cooperate in good faith with and assist the Company in the pursuit, defense or investigation of any claim, administrative charge or cause of action by, against or concerning the Company as to which you, by virtue of your employment with the Company, have relevant knowledge or information, including by acting as the Company’s representative in any such proceeding, and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse you for your reasonable documented out-of-pocket expenses in complying with this Section 5d. The Company shall compensate you as an independent contractor in respect of such cooperation in an amount per day equal to a prorated portion of your Annual Base Salary as of the Termination Date.

6. Non-Compete/Non-Solicitation/Confidentiality/Assignment of Inventions/Non-Disparagement

a. For so long as you are employed by the Company and for two (2) years after the Termination Date (the “Non-Compete Period”), you shall not, and shall not permit any of your affiliates to, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or represent any business whether now existing or hereafter established that directly competes with (or proposes or plans to compete with) the Company in any market area in which the Company operates in any line of business engaged in or under development by the Company as of your Termination Date; nor shall you entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by you, would violate any provision hereof.

b. During the Non-Compete Period, you agree that you will not, directly or indirectly: (i) attempt to contact, recruit or solicit any customers of the Company; (ii) enter into any agreement with any party to recruit or solicit such customers; (iii) request any customers of the Company to curtail or cancel their business with the Company; (iv) induce or attempt to induce any employee of the Company to leave the Company’s employment; (v) assist any other person or entity in requesting or inducing any such employee of the Company to leave such employment; or (vi) induce or attempt to induce any employee of the Company to join with you in any capacity, directly or indirectly.

c. From and after the date hereof, you will not disclose or use at any time, any Confidential Information of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use (i) is directly related to and required by your performance in good faith of duties assigned to you by the Company, or (ii) is required by applicable law. In the event you are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigate demand or similar process) to disclose any part of the Confidential Information, you will notify the Company promptly in writing so that the Company may seek an appropriate protective order. Any required disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on you. Without limiting the provisions of the last paragraph of Section 5, you shall deliver to the Company on the Termination Date, or at any time the Company may request, all files, memoranda, notes, plans, records, reports, computer software and other documents and data (and copies thereof), regardless of format, relating to the Confidential Information or the Work Product (as defined below) of the business of the Company which you may then possess or have under your control.

d. As used herein, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company or such predecessors, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.

e. You hereby assign, transfer and convey to the Company all of your right, title and interest in and to all inventions discoveries or improvements (whether or not patented, copyrighted or trademarked) conceived or developed solely by you, or jointly by you with others (“Work Product”), during the period during which you are employed by the Company (and for the Non-Compete Period if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information). You will promptly disclose all Work Product to the Board and perform all actions reasonably requested by the Board (whether prior to or after the Termination Date) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and provide reasonable assistance to the Company (whether before or after the Termination Date) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States or corresponding foreign law.

f. You agree that, except as may be required by applicable law, you will not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written), to any person other than the Board, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, employees, vendors, clients, successors or assigns.

g. If, from and after the Termination Date, you violate any provision of this agreement, then the Company’s obligations to make any payments or provide any benefits to you hereunder, other than the obligation to pay the Accrued Obligations and provide COBRA, shall be terminated and of no further force or effect, without limiting or affecting your obligations set forth in Sections 5 or 6 of this agreement, or the Company’s other rights and remedies available at law or equity.

h. Because your services are special, unique and extraordinary and because you have access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this agreement. Therefore, in the event of a breach or threatened breach of this agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

7. Miscellaneous

a. Nothing herein is intended to, nor shall it, confer, expressly or by implication, upon any other person or entity any right or remedy under or by reason of this agreement, whether as a purported third party beneficiary or otherwise.

b. This agreement shall inure to the benefit of and be enforceable by your legal representatives, and shall be binding upon the Company’s successors and assigns. This agreement shall be automatically deemed assigned, without any action of the parties, to a successor to the Company, and all references to the Company herein shall thereupon be deemed to refer to such successor.

c. This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

d. In the event of a breach by you of the provisions of this agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to you, to set-off and apply any and all amounts at any time held by the Company on your behalf and all indebtedness at any time owing by the Company to you against any and all of your obligations now or hereafter existing.

e. Any reimbursement made by the Company to you under this agreement must be made no later than the end of the year following the year during which you paid or incurred the underlying expense. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

f. It is the desire and intent of the parties that the provision of this agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this agreement is adjudicated to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

g. Subject to 7f. above, this agreement may be amended only by a writing signed by both parties, which agreement specifically states that it is intended to amend this agreement, and no course of conduct shall be construed as an amendment or waiver or affect the validity, binding effect or enforceability of this agreement or any provision hereof.

h.

(i) It is intended that all terms and payments under this agreement comply with and be administered in accordance with Code Section 409A so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this agreement that are undefined or ambiguous shall be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. If payment or provision of any amount or benefit under this agreement at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. For any severance payment or benefit payable in installments under this agreement, each installment will be treated as a separate payment for purposes of Code Section 409A. The parties agree, to the extent reasonably possible, to amend this agreement in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that neither party shall be required to amend this agreement if such amendment would change the total amount payable by the Company pursuant to this agreement.

(ii) Notwithstanding any other provision of this agreement, to the extent that (i) you are determined to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), (ii) any amounts payable under this agreement represent amounts that are subject to Code Section 409A, and (iii) such amounts are payable on your “separation from service,” within the meaning of Code Section 409A, then such amounts will not be payable to you before the date that is six months and one day after your separation from service. Payments under this paragraph to which you would otherwise be entitled during the suspension period following your separation from service will be accumulated and paid on the first day permitted under this paragraph.

(iii) The Company makes no representation or warranty to you with regard to the application of Code Section 409A to any amounts payable pursuant to this agreement. The Company will not be liable to you for any interest, additional tax, or other adverse consequence arising under Code Section 409A with respect to this agreement.

i. This agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes the employment agreement between you and Hank Acquisition Company, LLC dated as of November 12, 2007, which is of no further force or effect.

Please acknowledge your agreement by your signature and return a signed copy to me.

[Signature Page Follows]

Sincerely,

TOPS MARKETS, LLC

By:	/s/ Jack Barrett
Name: Jack Barrett
Title: Senior Vice President, Human Resources

AGREED AND ACKNOWLEDGED this 20th day of August, 2014

/s/ Frank Curci